Exhibit 10.7

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of this 19th day of March, 2012, by and between Kimberly Till (“Till”) and Harris Interactive Inc., a Delaware corporation (the “Company”).

RECITALS

A. Till and the Company entered into a “Separation from Employment” agreement, dated June 9, 2011 (the “Separation Agreement”), a true and correct copy of which is annexed hereto as Exhibit “A”.

B. In connection with the Separation Agreement, Till’s employment as President and Chief Executive Officer of the Company was terminated by mutual agreement, effective June 7, 2011.

C. Pursuant to Section 19 of the Separation Agreement, the Effective Date of the Separation Agreement was June 17, 2011.

D. Section “3(a)” of the Separation Agreement provided for payments to Till in the total amount of Nine Hundred Thousand Dollars ($900,000.00), with payments as follows: (i) on the date six (6) months after the Effective Date of the Separation Agreement, a payment of One Hundred Twenty Thousand Dollars ($120,000.00) (the “Initial Severance Payment”); (ii) commencing in January 2012, nineteen (19) equal monthly installments of Forty Thousand Dollars ($40,000.00); and (iii) in August 2013, a single final installment of Twenty Thousand Dollars ($20,000.00), all of which required payments were subject to all applicable deductions and withholdings.

E. Section “3(b)” of the Separation Agreement provided that Till would be entitled to the equivalent of twelve (12) months of the Company’s share of health and medical premiums at Till’s active employee rate (in the aggregate, approximately $5,500.00) on the date six (6) months after the Effective Date of the Separation Agreement.

F. The Company did not pay Till the Initial Severance Payment when due, and a dispute between the parties arose over the Company’s obligation to make payment under the Separation Agreement due to the Company’s allegations concerning Till’s conduct while she was employed by the Company.

G. Following the Company’s refusal to make the Initial Severance Payment to Till, Till filed a Verified Complaint dated January 9, 2012 in the Supreme Court of the State of New York, County of New York, Index Number 650063/2012, against the Company, asserting causes of action for breach of the Separation Agreement, anticipatory breach of the Separation Agreement, and attorneys’ fees (the “Litigation”). As of the date hereof, the Company has not filed its response to the Verified Complaint.

H. Subsequent to the commencement of the Litigation, the Company paid the Initial Settlement Payment to Till on February 22, 2012, but did not make any of the other payments to Till called for in the Separation Agreement.

I. The parties hereto desire to terminate the Litigation and to fully and finally resolve all disputes and claims arising out of the Separation Agreement and out of Till’s employment and service as the Company’s President and Chief Executive Officer, on the following terms and conditions.

NOW, THEREFORE, the parties hereto agree as follows:

1. Till acknowledges and affirms that (a) in connection with the Separation Agreement,

her employment as President and Chief Executive Officer of the Company terminated by mutual agreement, effective June 7, 2011, and (b) by reason of this Agreement, she will not be entitled to any severance compensation or benefits from the Company beyond that which is provided for under this Agreement. (For the sake of clarity, Till confirms that effective June 7, 2011, she ceased to be a participant in any of the Company’s benefit plans and programs (other than her eligibility to participate in COBRA for medical insurance for a period of up to 18 months which eligibility continues as specified in subparagraph “2c.” of the Separation Agreement) including (but not limited to) the Company’s 401(k) plan, and any entitlements thereunder continue to be governed by the terms of such plans and programs. Any amounts payable hereunder shall not be taken into account in determining any such entitlements.)

2. In satisfaction of all severance and other consideration due to Till by the Company under the Separation Agreement (or otherwise), the Company agrees to pay Till the further sum of SIX HUNDRED AND SEVENTY-FIVE THOUSAND DOLLARS ($675,000.00), subject to all applicable deductions and withholdings, which sum shall be in addition to the Initial Severance Payment in the amount of $120,000.00 that the Company paid to Till on February 22, 2012 (the $675,000.00 to be paid hereunder and the $120,000.00 paid by the Company to Till on February 22, 2012 being referred to herein, collectively, as the “Settlement Amount”).

3. Both Till and the Company acknowledge that the Settlement Amount represents a compromise and reduction from the consideration to Till originally contemplated by the Separation Agreement, and that Till’s agreement to accept the Settlement Amount in full satisfaction of all claims asserted by her in the Litigation is conditioned upon the Company’s performance of all payment obligations assumed by the Company hereunder.

4. The Settlement Amount shall be paid by the Company to Till as follows:

(i) $325,000.00 (the “Upfront Payment”) upon the execution and delivery by the parties of this Agreement, the three Affidavits of Confession of Judgment in the forms annexed hereto as Exhibits “B”, “C” and “D”, respectively (as required by Paragraph “5(b)” below), and the releases in the forms annexed hereto as Exhibits “E” and “F”, respectively (as required by Paragraphs “7” and “8” below);

(ii) $125,000.00 on July 2, 2012 (“Deferred Payment #1”);

(iii) $125,000.00 on October 1, 2012 (“Deferred Payment #2”); and

(iv) $100,000.00 on December 17, 2012 (“Deferred Payment #3”, and, collectively with Deferred Payment #1 and Deferred Payment #2, the “Deferred Payments”).

Each of the four payments required to be made by the Company to Till pursuant to this Paragraph “4” shall be subject to all applicable deductions and withholdings, and the net amount of each such payment due Till shall be made by the Company to Till either by certified check, wire transfer, or direct deposit into the bank account into which Till’s salary payments were made while she was employed by the Company (or such other account as Till shall direct by written notice to the Company. In the event that all of the assets of the Company are sold in a cash transaction, any remaining payments under this Paragraph “4” shall become due on the closing date of the sale.

5.    (a) In the event that the Company shall fail to pay any of the Deferred Payments when due, which failure shall remain uncured for five (5) calendar days following written notice of such failure by Till to the Company (in accordance with Paragraph “13” below), then the full amount originally due Till under the Separation Agreement (i.e., $905,500.00) shall be reinstated (the “Reinstated Amount”) and become immediately due and payable (less the amount of the

Initial Severance Payment and all other payments actually made by the Company to Till pursuant to this Agreement).

(b) The Company’s obligation to pay Till the Reinstated Amount (against which the Initial Severance Payment and the Upfront Payment shall be applied) in the event of any uncured failure by the Company to pay Till any of the Deferred Payments when due shall be secured by the Company’s delivery to Till’s counsel, Stanley L. Lane, Jr. (Otterbourg, Steindler, Houston & Rosen, P.C.) of three alternative Affidavits of Confession of Judgment in the forms annexed hereto as Exhibits “B”, “C”, and “D”, respectively (each a “Confession” and collectively, the “Confessions”), to be held by Till’s counsel subject to Paragraphs “5(c)”, “5(d)” and “5(e)” below), contemporaneously with the execution and delivery of this Agreement (and as a material condition hereof).

(c) In the event that the Company fails to pay Deferred Payment #1 to Till when due, which failure remains uncured for five (5) calendar days following written notice thereof by Till (or her counsel) to the Company, and only in such event, Till’s counsel may file on her behalf the Confession in the form annexed hereto as Exhibit “B” (“Confession #1”), and enter judgment thereon against the Company in the Supreme Court of the State of New York, New York County. If the Company pays Till a portion of Deferred Payment #1, but not the entire amount thereof, which failure remains uncured for five (5) calendar days following written notice thereof by Till (or her counsel) to the Company, Till’s counsel may file Confession #1 on her behalf and enter judgment thereon against the Company in the Supreme Court of the State of New York, New York County, however, Till shall be required after the entry of judgment against the Company pursuant to Confession #1, to promptly file a Partial Satisfaction of such judgment in the amount of any portion of Deferred Payment #1 actually paid by the Company to Till prior to the entry of Till’s judgment pursuant to Confession #1. Unless vacated, the entry of judgment on Confession #1 shall preclude the subsequent entry of judgment on Confession #2 or Confession #3, which shall be returned to the Company’s counsel. In the event the Company pays Deferred Payment #1, Till shall promptly return the executed original Confession #1 to the Company’s counsel.

(d) In the event that the Company fails to pay Deferred Payment #2 to Till when due, which failure remains uncured for five (5) calendar days following written notice thereof by Till (or her counsel) to the Company, and only in such event, Till’s counsel may file on her behalf the Confession in the form annexed hereto as Exhibit “C” (“Confession #2”), and enter judgment thereon against the Company in the Supreme Court of the State of New York, New York County. If the Company pays Till a portion of Deferred Payment #2, but not the entire amount thereof, which failure remains uncured for five (5) calendar days following written notice thereof by Till (or her counsel) to the Company, Till’s counsel may file Confession #2 on her behalf and enter judgment thereon against the Company in the Supreme Court of the State of New York, New York County, however, Till shall be required after the entry of judgment against the Company pursuant to Confession #2, to promptly file a Partial Satisfaction of such judgment in the amount of any portion of Deferred Payment #2 actually paid by the Company to Till prior to the entry of Till’s judgment pursuant to Confession #2. Unless vacated, the entry of judgment on Confession #2 shall preclude the subsequent entry of judgment on Confession #1 or Confession #3, which shall be returned to the Company’s counsel. In the event the Company pays Deferred Payment #2, Till shall promptly return the executed original Confession #2 to the Company’s counsel.

(e) In the event that the Company fails to pay Deferred Payment #3 to Till when due, which failure remains uncured for five (5) calendar days following written notice thereof by Till (or her counsel) to the Company, and only in such event, Till’s counsel may file on her behalf the Confession in the form annexed hereto as Exhibit “D” (“Confession #3”), and enter judgment thereon against the Company in the Supreme Court of the State of New York, New York County. If the Company pays Till a portion of Deferred Payment #3, but not the entire amount thereof, which failure remains uncured for five (5) calendar days following written notice thereof by Till (or her counsel) to the Company, Till’s counsel may file Confession #3 on her behalf and enter judgment thereon against the Company in the Supreme Court of the State of New York, New York County, however, Till shall be required after the entry of judgment against the Company pursuant to Confession #3, to promptly file a Partial Satisfaction of such judgment in the amount of any portion of Deferred Payment #3 actually paid by the Company to Till prior to the entry of Till’s judgment pursuant to Confession #3. Unless vacated, the entry of judgment on Confession #3 shall preclude the subsequent entry of judgment on Confession #1 or Confession #2, which shall be returned to the Company’s counsel. In the event the Company pays Deferred Payment #3, Till shall promptly return the executed original Confession #3 to the Company’s counsel.

(f) Should Till file any Confession, the Company’s counsel shall promptly be so notified in writing no more than five (5) calendar days after such filing. All payments made by the Company pursuant to such entered judgment shall be subject to all applicable deductions and withholdings, and any amounts paid by the Company to federal, state or local taxing authorities on account of such applicable deductions and withholdings shall be counted towards the amount required to satisfy such entered judgment in full. Should Till receive any amounts in enforcement of such entered judgment that include amounts that should otherwise have been subject to applicable deductions and withholdings, she shall indemnify the Company to the extent of such amounts received by her in respect of otherwise applicable deductions and withholdings against any duplicate liability therefor as may be imposed on the Company by such governmental authorities as the result of such amounts having been received by Till directly. Till shall not sell, assign or transfer any judgment pursuant to a Confession to a third party without first (i) notifying such third-party purchaser(s), assignee(s) or transferee(s) in writing of the contents of this subparagraph 5(f), and (ii) informing the Company of the name and contact information of the third-party purchaser(s), assignee(s) or transferee(s) in writing at least five (5) calendar days prior to such sale, assignment or transfer.

6. Contemporaneously with the execution and delivery by the parties of this Agreement, and as a material condition hereof, Till shall deliver to the Company’s counsel, John P. Doherty, Esq. (Alston & Bird LLP), a Stipulation of Discontinuance With Prejudice in the form annexed hereto as Exhibit “G” (the “Dismissal Stipulation”), which stipulation the Company shall be permitted to file in the Litigation upon (i) the Company’s delivery to Till’s counsel of hand-signed originals of each of the Confessions, and (ii) confirmation that Till has received the Upfront Payment (or, in the event of a wire transfer or direct deposit by the Company, that the proceeds of the Upfront Payment have been received by Till’s bank and credited to her account).

7. In consideration of the mutual promises and obligations agreed to by the parties pursuant to this Agreement, Till agrees that upon (i) the Company’s execution and delivery of this Agreement and a General Release in the form annexed hereto as Exhibit “F”; (ii) the Company’s payment of the Upfront Payment in accordance with subparagraph “4(i)” above; and (iii) the Company’s delivery to Till’s counsel of hand-signed originals of each of the Confessions, Till and all of her agents, attorneys, representatives, heirs, executors, successors and assigns (collectively, the “Till Releasors”) shall be deemed to have released (i) the Company and all of its present and former affiliates, divisions, associates, owners, predecessors, principals, agents, servants, employees, shareholders, members, partners, officers and directors, attorneys, representatives, successors, assigns, heirs, executors and administrators (collectively, the “Harris Releasees”) of and from any and all claims, demands, causes of action, indebtedness and obligations of any kind, nature or description, whether known or unknown, liquidated or unliquidated, at law or in equity, whether sounding in tort or contract, that the Till Releasors ever had, now have, or hereafter can, shall, or may have, against any of the Harris Releasees, from the beginning of time through the effective date of this Agreement. WITHOUT IN ANY WAY LIMITING THE FOREGOING, IT IS SPECIFICALLY ACKNOWLEDGED THAT THIS RELEASE INCLUDES, WITHOUT LIMITATION, THE RELEASE OF ANY AND ALL RIGHTS AND CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE CIVIL RIGHTS ACT OF 1991, THE CIVIL RIGHTS ACT OF 1866 (42 U.S.C. § 1981), THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, AS AMENDED, THE AMERICANS WITH DISABILITIES ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE SARBANES-OXLEY ACT OF 2002, THE NEW YORK STATE HUMAN RIGHTS LAW AND THE NEW YORK LABOR LAW; and all other federal, state or local fair employment practices statutes, ordinances, regulations or constitutional provisions; provided, however, that this release shall not prohibit Till from enforcing her rights under this Agreement. Till shall confirm such release by her execution and delivery of a separate “General Release” in the form annexed hereto as Exhibit “E”, it being understood that any failure by Till to execute or deliver such separate release shall not diminish the effectiveness of the release granted by the Till Releasors to the Harris Releasees pursuant to this Paragraph “7”.

8. In consideration of the mutual promises and obligations agreed to by the parties hereto, the Company agrees that upon (i) Till’s execution and delivery of this Agreement and a General Release in the form annexed hereto as Exhibit “E”, (ii) the delivery of the Dismissal Stipulation to the Company’s counsel as contemplated by Paragraph “6” above, the Company and all of its present and former affiliates, divisions, associates, owners, predecessors, principals, agents, servants, employees, shareholders, members, partners, officers and directors, attorneys, representatives, successors, assigns, heirs, executors and administrators (collectively, the “Harris Releasors”) shall be deemed to have released Till and all of her agents, attorneys, representatives, heirs, executors, successors and assigns (collectively, the “Till Releasees”) of and from any and all claims, demands, causes of action, indebtedness and obligations of any kind, nature or description, whether known or unknown, liquidated or unliquidated, at law or in equity, whether sounding in tort or contract, that the Company ever had, now has, or hereafter can, shall, or may have, against the Till Releasees, from the beginning of time through the effective date of this Agreement; provided however that this release shall not prevent the Company from enforcing its rights under this Agreement. The Company shall confirm such release by its execution and delivery of a separate “General Release” in the form annexed hereto as Exhibit “F”, it being understood that any failure by the Company to execute or deliver such separate release shall not diminish the effectiveness of the release granted by the Harris Releasors to the Till Releasees pursuant to this Paragraph “8”.

9. Till shall not issue, authorize, or condone any disparaging comments or statements to present or former employees of the Company (or of its subsidiaries or affiliates), or to any individual or entity with whom or which the Company or any of its subsidiaries or affiliates has a business relationship, or to others, which could have a material adverse effect on the conduct of the Company’s business or its reputation or the conduct of the business or reputation of any of the Company’s current or former subsidiaries, affiliates, officers, directors, or employees. Likewise, neither the Company nor any of its executive officers or directors shall issue, authorize or condone any disparaging comments or statements about Till that could have a material adverse effect on her reputation. Nothing herein shall prevent Till or the Company from making such truthful disclosures as shall be required by law.

10.    (a) Nothing in this Agreement shall prohibit or restrict Till or the Company from (i) making any disclosure of information required by law or legal process; (ii) providing information to, or testifying or otherwise participating in or assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, or any self-regulatory organization; or (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act or any federal, state, or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

(b) To the extent permitted by law, Till agrees to give the Company timely and prompt written notice (in the manner provided for herein) of the receipt of any subpoena, court order or other legal process compelling the disclosure of any information and/or documents described so as to allow the Company reasonable opportunity to take such action as may be necessary in order to protect such information and/or documents from disclosure.

11. Till agrees to reasonably cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which she was involved or of which she has knowledge as a result of her employment by the Company. Pre-approved expenses incurred in connection with such cooperation by Till shall be reimbursed by the Company.

12. This Agreement may be specifically enforced in court and may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement. In the event any action, suit or other proceeding is brought to interpret, enforce or obtain relief from a breach of this Agreement, the prevailing party shall recover all such party’s costs, expenses and attorneys’ fees incurred in each and every such action, suit or proceeding, including any and all appeals or petitions therefrom.

13. All notices in connection with, or contemplated by, this Agreement shall be validly given or made only if made in writing and delivered personally, or by registered or certified mail, return receipt requested, postage prepaid, or by Federal Express (or other overnight courier) to the party entitled to (or required to) receive such notice, as follows:

If to Till, addressed to:

Kimberly Till

(with a copy by e-mail to Stanley L. Lane, Jr., Otterbourg, Steindler, Houston & Rosen, P.C. at slane@oshr.com)

If to the Company, addressed to:

Harris Interactive Inc.

60 Corporate Woods

Rochester, NY 14623

Attention: General Counsel

(with a copy by e-mail to John P. Doherty, Esq., Alston & Bird LLP at John.Doherty@alston.com)

or to such other address as either party may designate to the other by notice similarly given. Notice shall be deemed to have been given upon receipt in the case of personal delivery and upon the date of receipt indicated on the return receipt in case of mail.

14. Till and the Company each acknowledge and represent to each other that she or it (as the case may be) has been fully advised by her or its respective legal counsel of her or its rights and responsibilities under this Agreement, that she or it has read and understands completely its contents, and that she or it has voluntarily executed it (or instructed that it be executed on her or its behalf).

15. Till and the Company each acknowledge that she or it (as the case may be) has participated through her or its counsel in the drafting of this Agreement, and that this Agreement is the product of arms’-length negotiations. Accordingly, it is mutually agreed by each of the parties hereto that the language of this Agreement shall not be presumptively construed either in favor of, or against, any party on the grounds that such party is the “drafter” of this Agreement. Additionally, no prior drafts of this Agreement, any of the exhibits annexed hereto, or any of the various documents to be executed and delivered by the parties pursuant to this Agreement, shall be admissible in any dispute or proceeding to construe the intent or the meaning of any provision herein or of any of the documents (including the releases) that the parties have agreed to execute and pursuant hereto.

16. Each of the parties hereto expressly agrees that she or it (as the case may be) will execute and deliver such additional documents as may reasonably be requested in the future by the other party hereto in order to effectuate the intent and purpose of this Agreement.

17. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of New York, without regards to conflicts of law principles. Any action to enforce the terms of this Agreement, or involving this Agreement, shall be filed in the Supreme Court of the State of New York, County of New York, which jurisdiction and venue both Till and the Company hereby irrevocably and absolutely consent to, and with respect to which each waives any and all defenses or objections based on jurisdiction, venue, or inconvenient forum. Notwithstanding the foregoing, and without admitting that Till has any rights under 8 Delaware Code § 145, nothing contained herein (or in the releases being executed and delivered by the parties pursuant hereto) shall be construed as a waiver of any rights of indemnification that Till may have under and pursuant to 8 Delaware Code § 145 with respect to any claims that may be asserted against her in the future (whether by the Company or not) as a result of her prior employment by the Company, which rights Till shall be permitted to seek enforcement of in the Court of Chancery of the State of Delaware, or in any other Court of competent jurisdiction.

18. This Agreement, and the rights of the respective parties hereto, shall inure to the benefit of the respective parties hereto, their heirs, successors, and assigns. Any assignment of the obligations imposed on the respective parties by this Agreement shall be ineffective, and shall not release the original obligor of such obligations, unless such assignment and release of obligations is consented to in writing by the party to whom such obligations are owed.

19. This Agreement has been negotiated and entered into as a settlement and compromise that shall inure to the benefit of all parties hereto, but shall not constitute or be construed as an admission by any party hereto as to the validity, invalidity or extent of any claims that existed prior to the parties entering into this Agreement, or as a waiver or admission by any party as to any other matter.

20. The parties hereto shall each bear her or its (as the case may be) own costs and expenses in connection with the negotiation and execution of this Agreement.

21. Except as provided for in Paragraph “22” below, this Agreement, together with the documents to be executed and delivered by the parties pursuant to this Agreement, represent the sole and entire agreement between the parties with respect to the subject matter hereof, and supersede all prior agreements, negotiations and discussions between the parties hereto and/or their respective counsel with respect to the subject matter covered hereby. No party to this Agreement has relied in any way upon any prior representations or statements of any kind not found in this Agreement.

22. Notwithstanding anything to the contrary in this Agreement, or in the releases to be executed and delivered pursuant hereto, it is hereby understood, agreed and acknowledged by the parties hereto that Paragraphs “5.1”, “5.2”, “5.3”, “5.4” and “6.9” of Till’s Employment Agreement with the Company dated as of October 21, 2008, as amended (the “Employment Agreement”), shall remain in full force and effect to the full extent set forth in said provisions, and that the mutual obligations imposed on the parties by this Agreement shall constitute separate and additional consideration for the continued application of Paragraphs “5.1”, “5.2”, “5.3”, “5.4” and “6.9” of the Employment Agreement.

23. Till represents and warrants that she has fully complied with Paragraph “7” of the Separation Agreement, and has previously returned to the Company all documents and other items as required thereby.

24. This Agreement may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement, nor any future representation, promise or condition in connection with the subject matter of this Agreement, shall be binding upon any party hereto unless made in writing and signed by such party.

25. If, at any time after the effective date of this Agreement, any provision of this Agreement shall be held by any court or other forum of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

26. Each of the parties hereto represents and warrants that she or it (as the case may be) has all necessary power and authority to enter into this Agreement, and to perform the obligations required hereunder, and that no other action, consent, resolution or authority is necessary to either enter into this agreement or have all of the obligations hereunder be enforceable against such party

27. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute a single agreement. This Agreement, the Dismissal Stipulation and each of the General Releases contemplated hereby may be executed by facsimile transmission, the parties hereto agreeing that their fax (or email in .pdf) signature shall constitute original signatures. It shall, however, be a material condition of this Agreement that hand-signed originals of each of the Confessions be executed and delivered by the Company’s counsel to Till’s counsel in order for this Agreement to become effective.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused their authorized representatives to execute this Agreement on their behalf, this 19th day of March, 2012.

HARRIS INTERACTIVE INC.

/s/ Kimberly Till	By:	/s/ Howard Shecter
KIMBERLY TILL		Name: Howard Shecter
Title: Chairman of the Board of Directors

Executed this 19th day of March, 2012	Executed this 19th day of March, 2012

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